Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated July 28, 2009, incorporated herein by reference, on ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund and ING Index Plus SmallCap Fund, each a series of ING Series Fund, Inc., and to the use of our reports dated July 29, 2009, incorporated herein by reference, on ING Balanced Fund, ING Growth and Income Fund, ING Corporate Leaders 100 Fund, ING Small Company Fund, ING Tactical Asset Allocation Fund, ING Strategic Allocation Conservative Fund, ING Strategic Allocation Growth Fund, and ING Strategic Allocation Moderate Fund, each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG

Boston, Massachusetts

September 25, 2009